NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      BELMONT BANCORP.
                       April 18, 1995

To the Shareholders of BELMONT BANCORP.:

  The Annual Meeting of Shareholders of BELMONT BANCORP. will be held in the Belmont National Bank conference room on the second floor at Belmont National Bank, 150 West Main Street, St. Clairsville, Ohio, on Tuesday, April 18, 1995, at 11:00 a.m. for the following purposes:

  1. To elect four (4) persons as Directors to serve for a three-year term expiring at the annual shareholders' meeting in 1998.

  2. To consider and act upon the proposed Amendment to the Articles of Incorporation to increase the number of authorized shares of capital stock from 1,850,000 to 9,000,000 shares.

  3. To consider and act upon the proposed Amendment to the Articles of Incorporation to reduce the par value of the Corporation's Common Stock from $3.57 per share to $0.50 per share.

  4. To consider and ratify the proposed Amendment to the Corporation's Dividend Reinvestment Plan to allow the Agent to purchase authorized but unissued shares of Common Stock from the Corporation.

  5. To consider and act upon a proposal to ratify the appointment of
S. R. Snodgrass A.C. as independent auditors for the year ending
December 31, 1995.

  6. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only shareholders of record at the close of business on February 28, 1995, are entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF. THUS, IF YOU ARE PRESENT AT THE MEETING AND SO REQUEST YOUR PROXY WILL NOT BE USED.

  BY ORDER OF THE BOARD OF DIRECTORS.

                                                JANE R. MARSH, Secretary
Bridgeport, Ohio
March 17, 1995

                       PROXY STATEMENT
                             OF
                      BELMONT BANCORP.

                       325 Main Street
                   Bridgeport, Ohio 43912

               ANNUAL MEETING OF SHAREHOLDERS
                       April 18, 1995

  This Proxy Statement is furnished to the shareholders of Belmont Bancorp. in connection with the solicitation by the Board of Directors of Belmont Bancorp. (the Corporation) of proxies for the annual
Meeting of Shareholders of the Corporation to be held on April 18, 1995, in the conference room of Belmont National Bank, 150 West Main Street, St. Clairsville, Ohio, and any adjournment thereof. Shares represented by properly executed proxies received at the time of the meeting that have not been revoked will be voted at the meeting in the manner
described in the proxies.   Any  proxy may be revoked any time before it
is exercised.

  This Proxy Statement and the accompanying Proxy are being mailed to shareholders on March 17, 1995.

  The Board of Directors has fixed the close of business on February 28, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date 1,057,322 shares of Common Stock of the Corporation were outstanding and entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote except in the election of Directors where shareholders are entitled to cumulate their votes. Cumulative voting permits each shareholder as many votes as shall equal the number of his shares of Common Stock multiplied by the number of Directors to be elected, and he may cast all of such votes for a single Director or he may distribute them among the number to be voted for, as he may see fit.

  The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Proxies may be revoked by the shareholders who execute them at any time prior to the exercise thereof, by written notice to the Corporation or by announcement at the Shareholders' Meeting. Unless so revoked, the shares represented by all proxies will be voted by the persons named in the proxies at the Shareholders' Meeting and at all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the judgment of the holders of such proxies.

          PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

  The Board of Directors of the Corporation by resolution at its meeting on January 17, 1995, set the number of Directors at fourteen (14) members with four (4) members to be elected to the class which expires at the annual meeting in 1998. All nominees are currently Directors of the Corporation and its principal subsidiary, Belmont National Bank. Except for James R. Miller, each nominee has continuously served in his principal occupation for the past five years.

  The following persons have been nominated for election to the Board of Directors to serve for a three-year term expiring at the annual shareholders' meeting in 1998:

                                                  Common Stock
Name And                           Year First              %of
Principal Occupation          Age   Elected   Amount       Total

J. Vincent Ciroli, Jr.        49     1984        4,655      *
  President & Chief
  Executive Officer,
  Belmont Bancorp. and
  Belmont National Bank

John H. Goodman, II
  Chairman, Belmont Bancorp   50     1974       19,315 (1)  1.83
  and Belmont National Bank;
  Realtor, President
  Goodman Group, Inc.

Keith A. Sommer (2)           54     1995        1,167      *
  Attorney, Partner, Sommer,
  Sollovan, Liberati
  & Shaheen

James R. Miller (3)           52     1995          100      *
  Vice President & General
  Manager Joy Technologies
  Inc., April 1, 1992 to
  present; Specialty Opera-
  tions Manager, Westing-
  house Electric, 1970-92

Footnotes
1. This amount includes 1,427 shares held in the name of Marylouise Goodman IRA, and 61 shares held in the name of Marylouise Goodman, wife of John H. Goodman, II, to which Mr. Goodman disclaims any beneficial interest. This amount also includes 10,541 shares held in the name of John H. Goodman, II and Terrence A. Lee, Trustees under a trust dated February 2, 1991, to which Mr. Goodman disclaims any beneficial interest.

2. Keith A. Sommer was appointed to the Board on January 17, 1995, to serve out the remainder of the term of J. Harvey Goodman who retired.

3. James R. Miller was appointed to the Board on February 21, 1995, to serve out the remainder of the term of Daniel A. Giffin who retired.

*Denotes less than a 1% interest.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE ABOVE NOMINEES TO THE BOARD OF DIRECTORS OF BELMONT BANCORP.

  In addition to the foregoing nominees, the following persons are presently serving as members of the Board of Directors:

Directors Whose Term of Office Will Expire at the Annual Shareholders' Meeting in 1996

                                                  Common Stock
Name And                              Year First          %of
Principal Occupation             Age   Elected   Amount   Total

William P. Goddard                61     1977    2,791      *
  Retired, former President of
  Central Division North
  American Coal Co.

Mary L. Holloway Haning           39     1993      775  (4) *
  Director of Admissions,
  Wheeling Country Day School

Charles J. Kaiser, Jr.            45     1979    4,474  (5) *
  Attorney, Partner, Phillips,
  Gardill,  Kaiser & Altmeyer

Thomas Olszowy                    48     1993    6,983  (6) *
  Independent Insurance Agent,
  Tom Olszowy Insurance Agency

Charles A. Wilson, Jr.            52     1973    4,238  (7) *
  President,
  Wilson Funeral & Furniture Co.

Footnotes
4. This amount includes 512 shares held for the benefit of Mary L. Holloway Haning in trust in which Wesbanco Bank Wheeling is trustee.

5.  This amount includes 36 shares held in the name of Deborah P.
Kaiser, IRA, wife of Charles J. Kaiser, Jr., to which Mr. Kaiser disclaims any beneficial interest and 300 shares held in the name of Marchak Investment Co., a partnership, in which Mr. Kaiser is a general partner and holds a substantial beneficial interest.

6. This amount includes 5,941 shares held in the names of Tom and Diana Olszowy joint tenants with right of survivorship in which Mr. Olszowy shares voting and investment power. This amount also includes 151 shares held in the name of Tom Olszowy, custodian for Dana Paul Olszowy, and 151 shares held in the name of Tom Olszowy, custodian for Jonathan T. Olszowy, to which Mr. Olszowy disclaims any beneficial interest.

7. This amount includes 1,561 shares held in the name of Wilson Funeral and Furniture Company of which Mr. Wilson is President, holds a substantial stock interest and has voting power.

Directors Whose Term of Office Will Expire at the Annual Shareholders' Meeting in 1997

                                                   Common Stock
Name And                              Year First         %of
Principal Occupation              Age  Elected   Amount  Total

John A. Belot                      52     1979   10,578  (8) 1.0
  Vice President,
  Premier Concrete Products, Inc.

Terrence A. Lee, CPA               45     1987      840  (9) *
  Partner, Lee, O'Connor &
  Associates

Dana J. Lewis                      51     1994    2,256      *
  President, Zanco
  Enterprises, Inc.
  New Philadelphia, Ohio;
  Owner/ Operator of McDonalds
  restaurants

W. Quay Mull, II                   52     1984    6,216  (10)*
  Chairman of the Board
  Mull Industries, Inc.

William Wallace                    39     1991    4,663  (11)*
  Executive Vice President &
  Chief Operating Officer,
  Belmont National Bank;
  Vice President,
  Belmont Bancorp.

Footnotes
8. This amount includes 3,162 shares held jointly by Terry L. Belot, wife of John A. Belot, and Jason Michael Belot, son of John A. Belot; 3,162 shares held jointly by Terry L. Belot and John A. Belot, Jr., son of John A. Belot; 2,750 shares held in the name of Jason Michael Belot; and 322 shares held in the name of John A. Belot, Jr. Mr. John A. Belot has retained voting rights with respect to these shares. This amount also includes 440 shares held in the name of Terry L. Belot IRA, to which Mr. Belot disclaims any beneficial interest.

9. This amount includes 6 shares held in the name of Terrence A. Lee, Custodian for Katherine M. Lee, UOTMA; 6 shares held in the name of Terrence A. Lee, Custodian for Natalie A. Lee, UOTMA; and 6 shares held in the name of Terrence A. Lee, Custodian for Tara N. Lee, UOTMA; Mr. Lee's minor daughters. This amount does not include 10,541 shares held in the name of John H. Goodman, II and Terrence A. Lee, Trustees for a trust dated February 2, 1991, to which Mr. Lee disclaims any beneficial interest.

10. This amount includes 3,968 shares held in the name of Mull Machine Company of which Mr. Mull is President and holds a substantial ownership interest.

11. This amount includes 693 shares held jointly with Christine Wallace, Mr. Wallace's wife, in which he shares voting and investment power; 676 shares held in the name of Christine Wallace IRA, to which Mr. Wallace disclaims any beneficial interest; 217 shares held in the name of William Wallace as Custodian for Joseph J. Wallace, UWVTMA; 217 shares held in the name of William Wallace as Custodian for Lauren C. Wallace, UWVTMA; 201 shares held in the name of William Wallace as Custodian for Adrienne C. Wallace, UWVTMA; and 186 shares held in the name of William Wallace as Custodian for William J. Wallace, UWVTMA; Mr. Wallace's minor children.

  As of February 28, 1995, the Directors and Officers of the Corporation as a group beneficially owned 69,351 shares or 6.56 percent of the outstanding common stock of the Corporation.

                      PROPOSAL NUMBER 2:

     AMENDMENT TO THE CORPORATION'S AMENDED ARTICLES OF
      INCORPORATION TO INCREASE THE NUMBER OF SHARES OF
                        COMMON STOCK

     Subparagraph (1) of Article FOURTH of the Corporation's Amended Articles of Incorporation currently provides the authority to issue 1,850,000 shares of capital stock of which 1,750,000 shares shall be common shares with a par value of $3.57 and 100,000 shares shall be preferred shares without par value. Subparagraph (2) of Article FOURTH of the Corporation's Amended Articles of Incorporation grants to the Board of Directors the authority to designate the powers, rights, preferences and other matters related to the Preferred Stock, and the Board of Directors by resolution dated October 2, 1992 has designated 10,000 shares of Senior Cumulative Preferred Stock with a $100 par value per share (the "Preferred Stock"). There are 90,000 preferred shares which remain undesignated and unissued. There are 1,057,738 shares of $3.57 par value Common Stock (the "Common Stock") presently issued.

  On February 21, 1995, the Corporation's Board of Directors adopted resolutions recommending that the shareholders adopt Amendments to the

Articles of Incorporation to increase the number of authorized shares of capital stock from 1,850,000 shares to 9,000,000 shares and to reduce the par value of the Corporation's Common Stock from $3.57 per share to
$0.50 per share.   These amendments, if approved by a majority of the
shareholders, would amend the Articles of Incorporation to increase the number of authorized shares of capital stock of the Corporation and reduce the par value of the Corporation's common stock. Specifically, if adopted the amendments would delete subparagraph (1) of Article FOURTH of the Amended Articles of Incorporation and substitute the following:

     (1) The total number of shares of stock which the Corporation shall have the authority to issue is 9,000,000 shares which shall be divided into 8,900,000 shares of Common Stock with a par value of $0.50 per share, 10,000 shares of Senior Cumulative Preferred Stock with a $100 par value per share and 90,000 shares of preferred stock without par value which shall be subject to the provisions of subparagraph (2) below.

  As described in the preceding paragraphs above, the Corporation's Amended Articles of Incorporation currently provides for 1,850,000 shares of capital stock comprised of 1,750,000 shares of common stock and 100,000 shares of preferred stock.On February 21, 1995, the Corporation's Board of Directors adopted a resolution recommending that the shareholders adopt an Amendment to the Amended Articles of Incorporation to increase the number of authorized shares of capital stock, and if the Amendment is adopted, to issue a 2 for 1 split on its Common Stock payable in the form of a one hundred percent (100%) stock dividend payable on May 8, 1995, to shareholders of record on May 1, 1995 (the "Stock Dividend").

  In addition to providing the number of shares necessary to issue the Stock Dividend, increasing the number of authorized but unissued shares will afford the Corporation flexibility to issue new shares in order to raise additional capital, to acquire other financial institutions, and for other corporate purposes. Apart from the issuance of the 100% Stock Dividend and the registration of shares for the Dividend Reinvestment Plan, the CORPORATION CURRENTLY HAS NO PRESENT PLAN OR AGREEMENT FOR THE ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK.

  If adopted by the shareholders, the increase in the number of authorized shares of Common stock will become effective on the date on which the Amendment is accepted for filing by the Secretary of State of Ohio. Management presently expects that the Amendment will be filed on April 19, 1995 (the "Effective Date"). Under the terms of the Stock Dividend, holders of record of the Corporation's Common Stock on May 1, 1995 (the "Record Date") will be entitled to receive one additional share of Common Stock for each share of Common Stock held as of the Record Date. Certificates for the additional shares of Common Stock will be distributed on or about May 8, 1995. THE STOCK DIVIDEND WILL
NOT AFFECT THE VALIDITY OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK, AND ACCORDINGLY, IT WILL NOT BE NECESSARY FOR ANY SHAREHOLDER TO EXCHANGE CERTIFICATES REPRESENTING CURRENTLY OUTSTANDING SHARES.

  The Corporation has been advised by its independent accountants, S.R. Snodgrass, A.C., that no taxable gain or loss under current federal income tax laws would result from the Stock Dividend. However, the basis of each shareholder's stock must be adjusted to take into account the additional shares. The holding period of the additional shares will be deemed to be the holding period for the original shares.
Shareholders are cautioned that this information is only general in nature and not intended as a substitute for tax advice. Each shareholder is urged to contact his own tax advisors for specific information regarding the impact of applicable federal or state laws.

  The Board of Directors believes that the increase in the number of outstanding shares of common stock will make it easier for our shareholders to acquire stock, will cause a broader market, and enhance investor interest, thereby creating additional liquidity and trading volume.

  Adoption of this Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR Proposal Number 2. Proxies not otherwise specified will be voted in favor of Proposal Number 2 (Increasing the Authorized Stock).


                     PROPOSAL NUMBER 3:

           AMENDMENT OF THE CORPORATION'S AMENDED
     ARTICLES OF INCORPORATION TO DECREASE THE PAR VALUE
        OF COMMON STOCK FROM $3.57 to $0.50 PER SHARE

  As described in the paragraphs above, the Corporation's Amended Articles of Incorporation currently provides for shares of Common Stock with a par value of $3.57 per share. On February 21, 1995, the Corporation's Board of Directors adopted a resolution, subject to the approval of the shareholders, reducing the par value of the Corporation's Common Stock from $3.57 per share to $0.50 per share.

  Under Ohio law, a corporation is required to maintain stated capital equal to the amount of shares outstanding times the par value of each share. While the Corporation recognizes the need to retain significant capital, the Corporation will have significantly more flexibility by maintaining that capital in a capital surplus account or a retained earnings account. As of December 31, 1994, the Corporation had $3,777,000 in its common stock account (stated capital), $5,061,000 in the surplus account, and $11,026,000 in the unappropriated retained earnings account. If the Corporation issued a 100% Stock Dividend without modifying the par value, it would be required to transfer
$3,775,000 from the retained earnings account to the stock account where this amount would be unavailable for other uses. By reducing the par value of the common stock to $0.50 per share, after the 100% Stock Dividend is issued the common stock account (stated capital) will be $1,057,000, the surplus account will be $11,556,000, and the retained earnings account will be $7,251,000 based upon balances as of December 31, 1994.

  Cash dividends are available for payment only from unappropriated retained earnings. Consequently, if this amendment is adopted, future stock dividends, if any, will have less of an impact on the unappropriated retained earnings account and, therefore, make more funds available for cash dividends.

  If this amendment is adopted by the shareholders, the change in the par value of Common Stock will become effective on the date on which the Amendment is accepted for filing by the Secretary of the State of Ohio. Management presently expects that the Amendment will be filed on April 19, 1995 (the "Effective Date"). The change in the par value of the Common Stock will not affect the certificates representing shares of Common Stock, as all Common Stock outstanding will be deemed to have a par value of $0.50 per share, and, accordingly, it will not be necessary for any shareholder to exchange certificates representing currently outstanding shares.

  Adoption of the Amendment Reducing the Par Value of the Common Stock will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR the Amendment Reducing the Par Value. Proxies not otherwise specified will be voted in favor of the Amendment Reducing the Par Value of the Common Stock.

                     PROPOSAL NUMBER 4:

          AMENDMENT OF THE CORPORATION'S AUTOMATIC
        DIVIDEND REINVESTMENT PLAN TO ALLOW THE AGENT
        TO PURCHASE AUTHORIZED BUT UNISSUED SHARES OF
             COMMON STOCK  FROM THE CORPORATION.

  The Corporation's Automatic Dividend Reinvestment Plan (the "Plan") currently permits its Agent, KeyCorp Shareholder Services, Inc., to purchase shares of the Corporation's Common Stock on any exchange where the Common Shares are traded, in the over-the-counter market or in negotiated transactions to meet the demand for shares by participants in the Plan.  On October 19, 1994 the Corporation's Common Stock was
listed on the Nasdaq SmallCap Market.   On February 21, 1995, the Board
of Directors adopted a resolution amending the Plan, subject to ratification by the shareholders to allow the Agent to purchase authorized but unissued shares from the Corporation in addition to the existing methods of purchasing Common Stock for the Plan. The price of the stock purchased from the Corporation will be the average of the high and low sales price on the Nasdaq SmallCap Market for the last five days on which such shares traded prior to the dividend payment date. A complete copy of the Amended Dividend Reinvestment and Stock Purchase Plan is attached as Exhibit A.

   If this Proposal is ratified by a majority of shareholders, the Corporation must file a registration statement with the Securities and Exchange Commission to register authorized shares of the Corporation's Common Stock for sale to the Corporation's Automatic Dividend

Reinvestment Plan. Until this registration is effective, the Agent will continue to rely upon stock purchased on the Nasdaq SmallCap Market, in the over-the-counter market or in negotiated transactions to meet the demand for shares in the Plan.

  Based upon the present participation in the Plan, approximately 1,500
(3,000 after implementation of proposed 100% stock dividend) shares are necessary each quarter to satisfy the requirements of the Plan.
Accordingly, not more than fifty thousand (50,000) shares will be registered for this purpose. If all of the shares registered for this purpose are sold by the Corporation, there will be a slight ownership dilution (less than 2.5%) to the present shareholders who choose not to participate in the Plan. The Corporation intends to apply such proceeds as are received for general corporate purposes. Shares purchased in market or negotiated transactions will provide no proceeds to the Corporation.

  Adoption of Proposal Number 4 will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR the Proposal to Amend the Dividend Reinvestment Plan. Proxies not otherwise specified will be voted in favor of Proposal Number 4 to Amend the Dividend Reinvestment Plan.

          TRANSACTIONS WITH DIRECTORS AND OFFICERS

  Certain Directors and Executive Officers and their associates were customers of and had transactions with the Bank in the ordinary course of the Bank's business during 1994. From time to time the law firm of Phillips, Gardill, Kaiser & Altmeyer, of which Charles J. Kaiser, Jr., a director of both the Corporation and the Bank, is a partner, has rendered legal services to the Corporation and the Bank. It is contemplated that this firm will be retained to perform legal services during the current year.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES AND COMPENSATION OF
                           MEMBERS

  The Board of Directors of the Corporation met eight (8 ) times during the year 1994. Each member of the Board of Directors of the Corporation attended seventy-five percent (75%) or more of the total number of meetings of the Board and its committees of which they were members. The Board of Directors of Belmont National Bank met twelve (12 ) times during 1994. The Directors of the Corporation and the Bank are the same.

  The Board of Directors elects an Executive Committee annually.
Messrs. Ciroli, Goodman, Kaiser, Lee, Mull, Olszowy and Wilson are members of the Executive Committee of both the Corporation and the Bank. Meetings of the Executive Committee are called to consider Corporation or Bank business which may arise between normally scheduled meetings or to consider in depth policies and make recommendations to the Board of Directors. The Executive Committee of the Bank met four (4) times during 1994.

  The Executive Committee of the Corporation also serves as a Nominating Committee. As such, the Committee seeks and recommends individuals for nomination as directors. The Nominating Committee will consider as prospective directors persons suggested to them by any shareholder.

  Messrs. Kaiser, Lee, Mull, Olszowy and Wilson are members of the Audit Committee of the Bank and the Corporation. The Audit Committee reviews the reports of the Bank's internal auditor, the reports of the Corporation's independent Certified Public Accountants, the adequacy of internal controls and procedures, and reports to the Board of Directors of the Corporation and the Bank. This Committee met four (4) times during 1994.

  The Bank also has a Trust Committee that met four (4) times in 1994 whose members are Messrs. Belot, Dolan, Giffin, Goddard, Goodman,
Haning, Lewis and Wallace. The Trust Committee of the Bank approves the operations of the Trust Department and reports to the Board of Directors.

  Directors who are not employees of the Corporation or the Bank receive an annual retainer fee of Two Thousand Dollars, payable quarterly in arrears, plus an attendance fee of Two Hundred Dollars for each Board or Committee Meeting attended. When Corporation and Bank meetings meet concurrently, only one attendance fee is paid. During 1994, a total of $62,885.23 was paid to Directors.

  In addition to the fees paid to Directors, Mr. Richard G. Anderson and Mr. Wilbur L. Terhune, each of whom is a retired Chairman of the Board, received payments under a Deferred Compensation Plan adopted by the Board of Directors on December 15, 1983. Mr. Anderson received $2,975.04 and Mr. Terhune received $5,567.04 during 1994 under this plan. The Deferred Compensation Plan provided an early retirement benefit to covered individuals equal to eighty percent (80%) of a factor corresponding to the number of years the employee's early retirement date preceded his normal retirement date, multiplied by the employee's average compensation as defined under the Bank's retirement plan, minus the employee's monthly accrued benefit under the Bank's retirement plan on a straight life annuity basis. This amount is further reduced by the employee's primary social security benefit. Mr. Terhune's benefit is further reduced by a pension which he receives from a plan unrelated to the Corporation or the Bank.

                   EXECUTIVE COMPENSATION

  The Executive Committee without the executive officers serves as the Compensation Committee for Belmont National Bank. The officers of the Corporation are currently serving without compensation from Belmont Bancorp. They are, however, compensated by Belmont National Bank for services rendered as officers of the Bank. This Committee is responsible for setting compensation levels for the President and CEO,
J. Vincent Ciroli, Jr.; the Executive Vice President,
William Wallace; and the Senior Vice President, Controller and Cashier, Jane R. Marsh. The Committee also consults with senior officers with respect to the compensation and benefits of other officers and employees of the Corporation.

COMPENSATION PHILOSOPHY

  The Corporation bases different portions of its executive compensation program on differing measures of corporate performance. As a result, the Corporation's compensation program currently reflects the following themes:

    A material portion of compensation should be meaningfully related to corporate performance.

    Since the Corporation has chosen a senior executive team to manage the operations of the Corporation, bonus compensation for these senior executives should be based on team effort and performance of the Corporation as a whole.

    Bonus compensation should be related to the return on shareholders' equity and should be payable only if the shareholders have received a reasonable return on the equity.

    Compensation should play a critical role in attracting and retaining executives whom the Corporation deems most able to further its goals and, therefore, should be comparable to compensation paid by comparable peer organizations.

SUMMARY COMPENSATION TABLE

     For the year ended December 31, 1994, J. Vincent Ciroli, Jr. and William Wallace were the only officers compensated in excess of $100,000. Their compensation is summarized in the following table:

Name and                                                      All Other
Principal Position                 Salary        Bonus       Compensation

J. Vincent Ciroli, Jr.      1994  $129,900.06   $88,181.00     $9,439.38
     President &            1993  $126,600.00   $41,143.00     $8,488.62
     Chief Executive        1992  $118,938.59          .00     $6,361.80
     Officer Belmont
     and Belmont National
     Bank

William Wallace             1994   $94,734.91   $64,303.00     $6,685.09
     Vice President,        1993   $92,365.56   $30,021.00     $5,703.84
     Belmont Bancorp.       1992   $87,023.86          .00     $4,539.41
     and Executive Vice
     President & Chief
     Operating Officer,
     Belmont National Bank

PAY MIX AND MEASUREMENT

  The Corporation's executive compensation program is based on three components, each of which is intended to serve the overall compensation philosophy.

BASE SALARY is targeted at the competitive median for peer banking organizations. In order to determine these amounts, the Committee utilizes the Sheshunoff tables, the Executive Studies Group (a division of Ben S. Cole Financial, Inc.), and the Bank Wage-Hour & Personnel Service. Salaries for the executive officers named in the Summary Compensation Table are reviewed by the Committee on an annual basis and may be increased or decreased at that time based on the Committee's agreement of how the management team and the respective individual contributes to the Corporation, as well as increases in median competitive pay levels.

ANNUAL BONUS INCENTIVES for executive officers
are intended to reflect the Corporation's belief that management's contribution to corporate performance comes, in part, from maximizing the Corporation's return on common shareholders' equity.  Accordingly, the Board of Directors adopted an Executive  Incentive Compensation Plan in 1989 to provide incentive compensation based upon the earnings of
Belmont National Bank. Amounts paid under the Plan are included in the "Bonus" column in the Summary Compensation Table above. The individuals covered by the Plan are J. Vincent Ciroli, Jr., William Wallace and
Jane R. Marsh, Senior Vice President, Controller and Cashier of Belmont National Bank. Since 1990, the formula for calculating the Executive Incentive Compensation Plan bonus was based upon the return on equity
(ROE) achieved by Belmont National Bank.  Twenty percent (20%) of earnings in excess of a selected rate of return on shareholders' equity as of the beginning of each year comprised the bonus pool. The selected rate of return on shareholders' equity is established annually by the
Board of Directors. The bonus pool is allocated among the executive officers based upon the ratio of the participant's salary to total
participants' salaries.   The selected rates of return on beginning
shareholders' equity was thirteen percent (13.00%) for 1994, 1993 and 1992. The Committee believes that this program provides an appropriate link between the Corporation's performance and the incentives paid to the executive officers. The return on equity goal is established by the Committee annually.

OTHER COMPENSATION is provided so that the Corporation's overall benefits are comparable with other similar organizations so as to attract and retain competent management.

  The Bank has a Defined Contribution 401(k) Savings Plan which allows employees who work over 1,000 hours per year to defer up to 10% of their pre-tax salary to the Plan. The Bank matches fifty percent (50%) of the first four percent (4%) deferred. The Bank may also make voluntary contributions to the Plan. In 1994, the Bank paid $31,586.60 in matching funds and made a voluntary contribution of $80,397.35, or five percent (5%) of annual salary. In 1994, the profit sharing contribution attributed to Mr. Ciroli was $6,330.00; the matching funds contribution was $2,598.09. The profit sharing contribution paid for Mr. Wallace was $4,618.28; the matching funds contribution was $1,894.73. This compensation is included in the "All Other Compensation" column in the Summary Compensation Table above.

  The Bank provides reimbursement for club fees, membership dues and entertainment expenses for business use by Mr. Ciroli and Mr. Wallace. The Bank also provides Mr. Ciroli and Mr. Wallace with the use of a company car. Personal benefits from such expenditures are less than 10% of salary and bonus and, therefore, have been excluded from the Summary Compensation Table above.

  The Bank maintains a split-dollar life insurance plan for several of its officers. Under the plan, the Bank maintains ownership of all cash value in the insurance policies and a portion of the death benefits. The participant's named beneficiary is entitled to three times the participant's annual salary at his death. Annually, the participant recognizes taxable income to the extent of the assumed term cost of the coverage. At the death of the participant, the Bank's share of the death benefit will be sufficient to recover all costs associated with the plan. For 1994, the amount of income attributable for a split-dollar insurance plan was $511.29 and $172.08 for Mr. Ciroli and Mr. Wallace respectively. These amounts are included in the "All Other Compensation" column in the Summary Compensation Table above.


The Corporation adopted a Supplemental Retirement Plan for the three executive officers at its meeting on January 18, 1994, in order to augment the retirement benefits payable to these officers and make them more comparable to the benefits provided under the deferred benefit plan which was terminated in 1990. The persons covered under the plan are J. Vincent Ciroli, Jr., President and Chief Executive Officer; William Wallace, Vice President of the Corporation and Executive Vice President and Chief Operating Officer of the Bank; and Jane R. Marsh, Secretary of the Corporation and Senior Vice President, Controller and Cashier of the
Bank.   Under the Plan the Corporation will credit the sum of $14,000 to a book reserve account for the benefit of Mr. Ciroli, the sum of $5,000 for Mr. Wallace and the sum of $1,500 for Ms. Marsh and may, if approved by the Board of Directors, deposit like amounts during the years 1995, 1996, 1997, and 1998. The balance in the book reserve account will be invested as directed by the Board and distributed to the officer over a ten (10) year period following retirement. The officer will bear the risk of earnings in the book reserve account. Under the Plan the maximum amount that can be paid to Mr. Ciroli is $43,000 per annum; to Mr. Wallace $40,000 per annum; and to Ms. Marsh $11,250 per annum. The supplemental retirement benefits may be forfeited if the employee is terminated for cause.

                    COMPENSATION COMMITTEE
                    John H. Goodman, II Thomas Olszowy
                    Charles J. Kaiser, Jr.   W. Quay Mull, II
                    Terrence A. Lee          Charles A. Wilson, Jr.

STOCK PRICE PERFORMANCE GRAPH

  The following graph compares for each of the last five years ending December 31 the cumulative total return of the Corporation's Common Stock, All Nasdaq US Stocks Index and SNL Securities' Index of Banks with Assets Size less than $500 million. The cumulative total return of the Corporation's Common Stock assumes $100 invested on December 31, 1989 and assumes reinvestment of dividends.


BELMONT BANCORP.
STOCK PRICE PERFORMANCE

                                         SNL SECURITIES'
                                         INDEX OF BANKS WITH     ALL NASDAQ U.S.
                     BELMONT BANCORP.    ASSETS LESS THAN $500M  STOCKS

MEASUREMENT PERIOD

MEASUREMENT POINT-
12/31/89             $100.00             $100.00                 $100.00
YEAR ENDED 12/31/90  $120.97             $ 55.00                 $ 84.92
YEAR ENDED 12/31/91  $126.65             $ 77.36                 $136.28
YEAR ENDED 12/31/92  $138.77             $112.70                 $158.58
YEAR ENDED 12/31/93  $151.72             $138.53                 $180.93
YEAR ENDED 12/31/94  $284.60             $146.52                 $176.92


          PROPOSAL NUMBER 5:  SELECTION OF AUDITORS

  The Board of Directors has retained S.R. Snodgrass A.C. as independent auditors for both the Corporation and the Bank for the year ending December 31, 1995. There will be presented to the shareholders at the Annual Meeting a proposal that this selection be ratified by the shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THIS SELECTION BE SO RATIFIED. The services rendered by S.R. Snodgrass A.C. during the year 1994 involved auditing services primarily and consisted of the examination of the financial statements of the Corporation and its subsidiaries, principally the Bank. It is expected that a representative of the accounting firm will be present at the shareholders' meeting. Such representative will be given the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from the shareholders who are present.


              COMPLIANCE WITH SECTION 16(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the two fiscal years ended December 31, 1994, all section 16(a) filing requirements applicable to the Corporation's officers, directors, and greater than 10% beneficial owners were complied with except Dana J. Lewis and Charles A. Wilson, Jr. both of whom filed a late Form 4 report on March 6, 1995.

                        OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors and Management were unaware of any matters not referred to in this proxy statement for action at the meeting. If any other business comes before the meeting, the persons named in the proxy will have the authority to vote the shares represented by them in accordance with their best judgement.

               METHOD AND COST OF SOLICITATION

  The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees and Directors of the Corporation and the Bank without any additional remuneration and at minimal cost. Management intends to request banks, brokerage houses, custodians, nominees, and fiduciaries to obtain authorization for the execution of proxies. The Corporation will bear the entire cost of soliciting proxies.

    SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Proposals which shareholders intend to present at next year's annual meeting, now scheduled to be held on April 19, 1996, will be eligible for inclusion in the Corporation's proxy material for that meeting if they are submitted to the Corporation in writing no later than November 10, 1995. A proponent may submit a maximum of two proposals of not more than 300 words each for inclusion in the proxy material. At the time of the submission of the proposal, a shareholder may also submit a written statement of not more than 200 words in support thereof for inclusion in the proxy material for the meeting, if requested by the proponent, in the event that the proposal is opposed by the Corporation. When submitted to the Corporation, a proposal should be accompanied by a written notice of the proponent's intention to appear personally at the meeting for the purpose of presenting the proposal for action.

                         BY ORDER OF THE BOARD OF DIRECTORS
                         J. VINCENT CIROLI, JR., PRESIDENT & CEO

Bridgeport, Ohio
March 17, 1995

                          EXHIBIT A

                AMENDED DIVIDEND REINVESTMENT
                   AND STOCK PURCHASE PLAN


           Purchase Belmont Bancorp. Common Shares
          at market price without fees of any kind
            by reinvesting dividends, and at your
             election, voluntary cash payments.

BELMONT BANCORP. AMENDED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  The Amended Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Belmont Bancorp. ("Belmont") described herein provides holders of record of Belmont Common Stock ("Common Stock") with a simple and convenient method of investing all or part of their cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. The Plan will be administered by KeyCorp Shareholder Services, Inc., Cleveland, Ohio.

  The price per share will be the weighted average of the per share price paid for all the Common Stock purchased by the Plan Administrator during the month in which the purchase is made. (See "DESCRIPTION OF THE PLAN - 8. WHAT WILL BE THE PRICE OF THE STOCK?"). The Plan does not constitute a guarantee of future dividends, which will depend on earnings, financial requirements and other factors.

DESCRIPTION OF THE PLAN

  The Plan, approved by Belmont Bancorp's Board of Directors, consists of the following numbered questions and answers:

1.   WHAT IS THE PURPOSE OF THE PLAN?

  The purpose of the Plan is to provide holders of record of Belmont Common stock with a simple and convenient method of investing all or part of their cash dividends and voluntary cash payments in additional Common Stock without payment of any direct brokerage commission or service charge (See "6. WHAT ARE THE INVESTMENT OPTIONS?").

2.   WHO ADMINISTERS THE PLAN?

  KEYCORP SHAREHOLDER SERVICES, INC. (the "Administrator") administers the Plan for participants, makes purchases of shares of Common Stock for the participants and handles all communications concerning the Plan including administrative functions such as record-keeping, preparation of statements of account for participants, and other clerical duties relating to the Plan. In accordance with each stockholder's authorization, the Administrator will:

  (a) Apply all or part of the cash dividends on the shares of Belmont Common Stock held by the participant, and on any shares acquired by the participant under the Plan, to purchase shares of Belmont Common Stock for such participant, and/or

  (b) Apply all voluntary cash payments of $25 to $1,500 per quarter received from the participant, who is a holder of one or more shares of Belmont Common Stock, together with cash dividends of shares acquired for such participant under the plan, to the purchase of shares of Belmont Common Stock for the participant's account.

  (c) The number of shares that will be purchased for a participant's account will depend on the amount of any dividend, voluntary cash payments, if any, and the applicable purchase price of the Common Stock. Your account will be credited with the number of shares (including any fractional share computed to three decimal places) that results from dividing the amount of your dividends and voluntary cash payments by the weighted average price of the shares purchased for all participants. The amount of your dividends for purposes of this computation will include cash dividends payable on all shares which you have elected to have participate in the plan, and shares in your plan account.

  The Administrator shall not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability (1) arising out of failure to terminate a participant's participation in the Plan upon the participant's death prior to receipt of notice in writing of such death, and (2) with respect to the prices at which shares are purchased for participant accounts, and the time when such purchases are made.

  All correspondence regarding the Plan should refer to Belmont, and be addressed to Belmont Bancorp. Dividend Reinvestment Plan, c/o KeyCorp Shareholder Services, Inc., Corporate Trust Division, Dividend
Reinvestment, Box 6477, Cleveland, OH  44114-1306

3.   WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

  Any holder of record of Belmont Common Stock is eligible to participate in the Plan.

4.   WHEN MAY, AND HOW DOES, AN ELIGIBLE STOCKHOLDER PARTICIPATE?

  Any eligible stockholder may join the Plan at any time by completing the Authorization Form and returning it to KeyCorp Shareholder Services, Inc.

5.   WHEN WILL PURCHASES OF SHARES BE MADE?

  The date on which dividends and voluntary cash payments will begin to be invested (the "Investment Date") will be the payment date of the quarterly dividend of Belmont. Dividend payment dates for Belmont Common Stock are expected to be the last Friday in March, June, September and December.

  For the purpose of making purchases, the Administrator will commingle each participant's funds with those of other holders of Belmont Common Stock who are participant's in the Plan. The Administrator will make every effort to invest dividends and voluntary cash payments promptly beginning on each Investment Date and in no event later than thirty days from such date, except where necessary under any applicable federal securities laws. No interest will be paid on funds held by the Administrator prior to investment. All voluntary cash payments (as above limited) shall be invested within thirty (30) days of such date or returned to the participant if insufficient stock is available.

  Any voluntary cash payment will be refunded if the participant's written request for a refund is received by the Administrator not less than 48 hours before the next succeeding Investment Date.

  Authorization Forms for the reinvestment of dividends received by the Administrator on or prior to the record date for a dividend payment will cause dividends to begin to be reinvested with that dividend payment.

6.   WHAT ARE THE INVESTMENT OPTIONS?

  The Authorization Form provides for the purchase of additional Common Stock through the following investment options:

  OPTION 1. Reinvest dividends on all of the shares of Belmont Common Stock registered in shareholder's name.

  OPTION 2.  Reinvest dividends on part of the shares of Belmont
Common Stock registered in shareholder's name.

  OPTION 3. Invest voluntary cash payments participant's may choose to make of not less than $25 nor more than $1,500 per quarter.

Under all options, dividends on all shares credited to the participant's account and held by the Plan Administrator shall be automatically reinvested.

7.  WHAT ARE THE LIMITS ON VOLUNTARY CASH PAYMENTS?

  Voluntary cash payments are limited to a minimum of $25 and a maximum of $1,500 per quarter. No interest will be paid on voluntary cash payments held by the Administrator prior to their investment. No such payments may be made prior to the record date of the next quarterly dividend, nor subsequent to the payment date for such quarterly dividend.

8.  WHAT WILL BE THE PRICE OF THE STOCK?

  Shares of authorized but previously unissued shares of Common Stock purchased from Belmont will be at a price equal to the average of the high and low sales price on The Nasdaq SmallCap Market for the last five days on which such shares traded prior to the dividend payment date.

  Shares of Belmont Common Stock may be purchased in the over-the-counter market or by negotiated transactions, and may be subject to such terms and conditions with respect to price, delivery, etc., as the Administrator may require. Neither Belmont nor any shareholder shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made. The price per share purchased for each participant's account in any month shall be the weighted average price of all such shares purchased that month, computed to three decimal places. (See Question "20. WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS AND SHARES OF STOCK ACQUIRED THROUGH THE PLAN?").

9.  HOW MANY SHARES OF COMMON STOCK WILL BE CREDITED TO
PARTICIPANTS?

  Each participant's account will be credited with that number of Common Stock equal to the amounts to be invested on behalf of the participant divided by the applicable purchase price computed to three decimal places. In the case of foreign shareholders, and those shareholders subject to backup withholding, any amounts required to be withheld for tax purposes will be deducted prior to reinvestment.

10.  ARE THERE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN
THE PLAN?

  A participant will incur no brokerage commissions or service charges for purchases made under the Plan. Certain charges as described in the answer to Question 13 may be incurred upon withdrawal from the Plan or upon termination of the Plan.

11. WILL CERTIFICATES BE ISSUED FOR COMMON STOCK PURCHASED?

  Common Stock purchased under the Plan will be held by the Administrator and registered in the name of the nominee of the Administrator as agent for participants in the Plan. Certificates for shares of such stock will not be issued to participants unless and until requested. The number of shares credited to an account under the Plan will be shown on the participant's periodic statement of account. Neither the Administrator nor its nominee will have any responsibility for the value per share of the stock after it is purchased.

  Certificates for any number of whole shares credited to an account under the Plan will be issued without charge to a participant after receipt of a written request from a participant who wishes to remain in the Plan. This request should be mailed to the Plan Administrator. Any remaining shares will continue to be credited to the participant's account. Certificates for fractional shares will not be issued under any circumstances. Participants may also deposit Belmont Common Stock certificates registered in their names for credit as Common Stock held in their account under the Plan ("credited"). There is no charge for such deposits. Because you bear the risk of loss in sending stock certificates to the Administrator, it is recommended that your certificates be sent by registered mail, return receipt requested, and properly insured. Certificates should not be endorsed. Whenever certificates are issued to you either upon your request or upon termination of your participation, new differently numbered certificates will be issued.

  When a certificate is issued by the Administrator in the name of a participant in the Plan, the automatic dividend reinvestment feature of the Plan with respect to the shares of Common Stock represented by such certificates will continue only if the reinvestment of dividends on all shares has been elected on the Authorization Form or if the participant authorizes the reinvestment of the dividends on the shares represented by that certificate by submitting a new Authorization Form.

  Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

  Certificates for fractions of shares will not be issued under any circumstances. In the event a participant elects to terminate participation in the plan, the Administrator will liquidate to cash all fractional shares based on the market value of Common Stock on the date the termination of the participant's account becomes effective, all as determined by the Administrator in its sole discretion.

12.  IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED TO
PARTICIPANTS?

  Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for shares of Common Stock will be similarly registered when issued to participants.

13.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

  A participant may withdraw from the Plan at any time by notifying the plan Administrator in writing. To be effective on any given dividend payment date, the notice must be received by the Plan Administrator before the record date for that payment. In the event of withdrawal, or in the event of termination of the Plan, certificates for whole shares of Common Stock credited to a participant's account under the Plan will be delivered to the participant. Any fractional share credited to the participant's account will be distributed by the Administrator through a cash payment based on the market value of Common Stock on the date the withdrawal of the participant's account becomes effective, all as determined by the Administrator in its sole discretion.

  Alternatively, a participant may request the Administrator to sell all shares, or part of the shares credited to the participant's account under the Plan. In that case, the sale will be made as promptly as practicable after receipt by the Administrator of the request. If a participant elects to sell all full shares credited to the participant's account, any remaining fractional shares will automatically be distributed as an additional cash payment as above described. The participant will receive the proceeds of the sale less any related brokerage commissions, and deductions for backup withholding, if applicable.

14.  WHAT HAPPENS WHEN A PORTION OF A PARTICIPANT'S STOCK IS SOLD
OR TRANSFERRED?

  If a participant disposes of a part of Belmont Common Stock registered in participant's name, dividends on the remaining shares, to the extent authorized, including all shares credited under the Plan, will continue to be reinvested.

15. WHAT HAPPENS IF BELMONT ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT, OR HAS A RIGHTS OFFERING?

  Any shares of Common Stock distributed by Belmont as a stock dividend on shares of Belmont Common Stock credited to an account under the Plan, or upon any split of such stock, will be credited to the account. Stock dividends or splits distributed on all other shares held by a participant and registered in a participant's own name will be mailed directly to the participant. In the event that Belmont makes available to its holders of Common Stock rights to subscribe to additional shares, debentures, or other securities, the shares credited to an account under the Plan will be added to other shares held by the participant in calculating the number of rights to be issued to such participant.

16.  HOW WILL A PARTICIPANT'S STOCK BE VOTED AT MEETINGS OF
SHAREHOLDERS?

  Each participant will have the sole right to vote shares purchased for such participant which are held by the Administrator under the Plan on the record date for a vote. Participants under the Plan who are registered holders of Belmont Common Stock will receive only one proxy which will include any shares credited to an account under the Plan.

17.  WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

  A statement describing any dividends invested, the number of shares of Common Stock purchased, the price per share, and the total shares of Common Stock accumulated under the Plan will be mailed to each participant by the Plan Administrator as soon as practicable after completion of each investment for a participant's account. Dividends paid on the accumulated shares, and fees and brokerage commissions paid on each participant's behalf by Belmont, will be included in the Form 1099 DIV information return to the Internal Revenue Service. A separate Form 1099 DIV will be sent for each class of stock covered in the Plan. Presently, only Belmont Common Stock is covered by the Plan.

  In addition, each participant will receive a copy of each communication sent generally to holders of Common Stock.

18.  WHO INTERPRETS AND REGULATES THE PLAN?

  The Administrator and Belmont Bancorp. The terms, conditions, and operations of the Plan are governed by the laws of the State of Ohio.

19.  MAY THE PLAN BE MODIFIED OR TERMINATED?

  The Administrator and Belmont may agree from time to time to amendments and modifications of the Plan.

  The Administrator, for whatever reason, at any time as it may determine in its sole discretion, may terminate a participant's participation in the Plan (and will terminate the Plan upon request by Belmont) after mailing a notice of intention to terminate to the participant affected at the address appearing on the Administrator's records. Upon termination, participants will receive a check for the cash value of any fractional share and certificates for the full shares of Common Stock in the participant's account unless the sale of all or part of such shares is requested by the participant. Such sale will be made as set forth in answer to Question 13 with respect to withdrawal from the Plan.

20. WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS AND SHARES OF STOCK ACQUIRED THROUGH THE PLAN?

  ACQUISITION OF COMMON STOCK UNDER THE PLAN: For federal income tax purposes, participants who have their cash dividends reinvested in Common Stock under the Plan will be treated the same as nonparticipants with respect to dividends on their shares. Participants will be treated as having received on each dividend payment date, the full amount of the cash dividends for that dividend payment date, even though the dividends are not actually received in cash but instead are applied to the purchase of shares for their accounts.

  Each participant's tax basis in the shares of Common Stock purchased will be equal to the amount of the cash dividends applied to the purchases of such shares.

  The Internal Revenue Service has ruled that brokerage commissions and service charges paid by a corporation on a participant's behalf in connection with stock purchased in the open market, as under this plan, will be treated as distributions subject to federal income tax in the same manner as dividends. However, these rulings further provide that the amount paid to cover service charges may be deductible by a participant who itemizes deductions on his federal income tax return and the amount paid for brokerage commissions will be added to a participant's tax basis for the shares purchased.

  DISPOSITIONS OF COMMON STOCK UNDER THE PLAN: No taxable income will be realized upon a participant's receipt of certificates for whole shares of Common Stock acquired under the Plan. Gain or loss may be recognized by a participant when shares are sold or otherwise disposed of in a taxable exchange, whether by the Administrator on behalf of the participant, or by the participant upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for the shares and his tax basis in such shares. A participant must also recognize gain or loss upon receipt of a cash payment for a fractional share equivalent credited to the participant's account upon termination of participation in, or termination of, the Plan. The amount of gain or loss will be the difference between the amount that the participant received for the fractional share equivalent, and the tax basis thereof.

  Participants are advised to consult with their own tax advisers to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale or other disposition of Common Stock acquired under the Plan. Participants should also consult their own tax advisers to determine the effect of state, local and foreign tax laws on their participation in the Plan.